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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/X/ CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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
1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director             10% Owner
   Weisbach        Lou                          Pacific Pharmaceuticals, Inc (PHA)             ----                 ----
---------------------------------------------------------------------------------------------       Officer (give    X   Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                                  Former 10% Owner
                                                                                               -------------------------------------
 c/o 5980 W. Touhy Avenue                                                January 1998
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,       X  (Check Applicable Line)
                                                                           Date of Original   ---Form filed by One Reportng Person
                                                                           (Month/Year)       ---Form filed by More than One
    Niles       Illinois            60714                                                        Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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Common Stock                        1/29/98      P              50,000     A     $0.375        905,100            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 4 (continued)     Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                       (E.G., puts, calls, warrants, options, convertible securities)

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
1. Title   2. Conver-  3. Trans-  4. Transac  5. Number of  6. Date Exer-  7. Title and  8. Price  9. Number 10. Own-  11. Nature
   of         sion or     action     -tion       Derivative    cisable and    Amount of     of        of         ership    of Indi-
   Deriv-     Exercise    Date       Code        Securities    Expiration     Underlying    Deriv-    Deriv-     Form      rect
   ative      Price of               (Instr. 8)  Acquired (A)  Date           Securities    ative     ative      of        Benefi-
   Security   Derivative  (Month/                or Disposed                  (Instr. 3     Secur-    Securi-    Deriv-    cial
   (Instr. 3) Security    Day/                   of (D)        (Month/Day/    and 4)        ity       ties       ative     Owner-
                          Year)                  (Instr. 3,    Year)                        (Instr.   Benefi-    Secu-     ship
                                                 4, and 5)                                  5)        cially     rity:     (Instr.
                                                                                                      Owned      Direct    4)
                                                                                                      at end     (D) or
                                                                                                      of         Indirect
                                                                                                      Month      (I)
                                                                                                      (Instr.    (Instr.
                                                                                                      4)         4)

                                                            -----------------------------
                                                            Date     Expir-        Amount
                                                            Exer-    ation  Title    or
                                   -----------------------  cisable  Date          Number
                                   Code    V    (A)    (D)                           of
                                                                                   Shares
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Explanation of Responses:

                                                                               /s/ Lou Weisbach               April 23, 1998
**Intentional misstatements or omissions of facts constitute Federal       ------------------------------------------------------
  Criminal Violations.                                                         **Signature of Reporting Person     Date
  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information
contained in this form are not required to respond unless the form                                                    Page 2
displays a currently valid OMB Number.                                                                            SEC 1474 (7-97)

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